UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 11, 2016
Date of Report (Date of earliest event reported)

Friendable, Inc.
f/k/a iHookup Social, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1821 S Bascom Ave., Suite 353, Campbell, California 95008
(Address of principal executive offices) (Zip Code)

(855) 473-7473
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As of April 7, 2016, and with a  closing date of April 11, 2016, the Company entered into a Securities Purchase Agreement  with EMA Financial LLC (“EMA”), pursuant to which the Company sold to EMA a $106,500 face value 8% Convertible Note (the “EMA Note”) with a maturity date of April 7, 2017 (the “EMA Maturity Date”). Interest accrues daily on the outstanding principal amount of the EMA Note at a rate per annum equal to 8% on the basis of a 365-day year. The principal amount of the EMA Note and interest is payable on the EMA Maturity Date. The EMA Note is convertible into common stock, subject to Rule 144, at any time after the issue date, at the lower of (i) the closing sale price of the common stock on the on the trading day immediately preceding the closing date, and (ii) 50% of the lowest sale price for the common stock during the twenty five (25) consecutive trading days immediately preceding the conversion date. If the shares are not delivered to EMA within three business days of the Company’s receipt of the conversion notice, the Company will pay EMA a penalty of $1,000 per day for each day that the the Company fails to deliver such common stock through willful acts designed to hinder the delivery of common stock to EMA. EMA does not have the right to convert the note, to the extent that it would beneficially own in excess of 4.9% of our outstanding common stock. The Company shall have the right, exercisable on not less than five (5) trading days prior written notice to EMA, to prepay the outstanding balance on this note for (i) 135% of all unpaid principal and interest if paid within 90 days of the issue date and (ii) 150% of all unpaid principal and interest starting on the 91st day following the issue date. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 24% per annum and the EMA Note becomes immediately due and payable. In connection with the EMA Note, the Company paid EMA $6,500 for its legal fees and expenses.

In connection with the EMA Note, the parties entered into a Resale Restriction Agreement whereby EMA agreed to limit public resale of the Company’s common shares to 15% of the daily trading volume.

The agreements described above are in substantially similar form as prior financing agreements the Company has on file with the SEC.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this current report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRIENDABLE, INC.

Date: April 22, 2016	By:	/s/ Robert Rositano
Robert Rositano
CEO